CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of 1st United Bancorp, Inc. of our report dated March 13, 2009, with respect to the consolidated financial statements of 1st United Bancorp, Inc., which is included in the Annual Report on Form 10-K of 1st United Bancorp, Inc. for the year ended December 31, 2008, and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Ft. Lauderdale, Florida

August 25, 2009